UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange of 1934
June 7, 2006
(Date of earliest event reported)

USG CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8864 (Commission File Number)	36-3329400 (IRS Employer Identification No.)
125 South Franklin Street, Chicago, Illinois 60606-4678
(Address of principal executive offices, including zip code)
(312) 606-4000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events
     On June 7, 2006, the United States Bankruptcy Court for the District of Delaware authorized USG Corporation (the “Corporation”) to make the borrowings and otherwise perform its obligations in connection with the Corporation’s commitment letter with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P. Under the commitment letter, JPMorgan Chase Bank and Goldman Sachs Credit Partners have committed to provide the Corporation with a credit facility of up to $2.8 billion on the terms set forth in the commitment letter. The following discussion of the proposed material terms and conditions of the new credit facility is not complete and is subject to the final terms of the definitive credit agreement.
     General. The Corporation expects the new credit facility to consist of a $1.0 billion term loan facility, a $650.0 million revolving credit facility, with a $250.0 million sublimit for letters of credit, and a $1.15 billion tax bridge term loan facility.
     The term loan facility and the revolving credit facility are expected to mature five years from the closing date of the new credit facility, unless terminated earlier upon an event of default. The tax bridge facility is expected to mature two and one-half years from the closing date of the new credit facility. The Corporation is required to prepay the tax bridge facility upon receipt of tax refunds that the Corporation receives as a result of the payments to be made to the Section 524(g) trust to be created pursuant to the Corporation’s plan of reorganization.
     The Corporation expects to use borrowings under the new term loan and tax bridge facility to finance the funding of the Section 524(g) trust pursuant to the Corporation’s plan of reorganization. The new revolving credit facility will be available for working capital and other general corporate purposes.
     The Corporation expects borrowings under the new revolving credit facility to bear interest, at the Corporation’s option, at either a floating alternative base rate per annum or floating LIBOR plus a margin, to be determined based on the facility’s credit rating, of .295% to 1.0% per annum. The new term loan and tax bridge facility will bear interest, at the Corporation’s option, at either a floating alternative base rate or floating LIBOR plus a margin, to be determined based on the facilities’ credit ratings, of, in the case of the base rate, 0.0% to .50% per annum or, in the case of LIBOR, .375% to 1.50% per annum.
     At the time the Corporation enters into the new facility, the Corporation expects to pay a fee to the lenders based on the aggregate amount available under the new credit facility. The Corporation also expects to pay additional fees, payable quarterly in arrears, including a facility fee on the new revolving credit facility, whether used or unused, letter of credit fees on the undrawn amount of all outstanding letters of credit, and facility fees on the undrawn amount of the new term loan and tax bridge facility. The amount of the additional fees will depend on the facilities’ credit ratings.
     The Corporation expects that the new credit facility will provide that the term loan would be made available to it by the lenders in a single drawing of up to $1.0 billion on or before January 31, 2007 and that the tax bridge facility would be made available in a single drawing of

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up to $1.15 billion on or before January 31, 2007. If the Fairness in Asbestos Injury Resolution Act of 2005 is enacted but remains subject to constitutional challenge, the Corporation would be able to request that the availability of the new term loan and the tax bridge facility be extended. However, the availability of the new term loan could not be extended more than two years beyond the closing date of the credit agreement, and the availability of the tax bridge facility could not be extended more than 18 months beyond the closing date of the credit agreement.
     Optional Repayment. The Corporation expects to have the ability under the terms of the credit facility to repay amounts outstanding under the new revolving credit facility and to repay the new term loan and tax bridge facility at any time prior to their maturities without paying any prepayment premium or penalty.
     Guarantees. The Corporation’s obligations under the new credit facility will be guaranteed by all of its material domestic subsidiaries.
     Financial Covenants. The new credit facility is expected to require that the Corporation meet and maintain certain financial ratios and tests, including:
•	a maximum leverage ratio of 4.50:1.00; and

•	a minimum interest coverage ratio not to be less than 2.00:1.00.
     Other Covenants and Events of Default. The Corporation expects the new credit facility to contain events of default and covenants that are customary for transactions of this type and may limit the ability of the Corporation and its subsidiaries to take various actions, including covenants with respect to:
•	incurrence of additional indebtedness;

•	making guarantees;

•	selling assets or making other fundamental changes;

•	engaging in mergers and acquisitions;

•	making investments;

•	entering into transactions with the Corporation’s affiliates;

•	changing the Corporation’s business purposes; and

•	entering into sale and leaseback transactions.
Cautionary Note
This report contains forward-looking statements related to management’s expectations about future conditions. The final terms of the credit facility, the effects of the Corporation’s Chapter 11 reorganization and the conduct, outcome and costs of the Chapter 11 Cases, including the ultimate outcome and costs associated with the Corporation’s plan of reorganization and its obligations that remain after it emerges from its Chapter 11 reorganization, may differ from management’s expectations. Actual business, market or other conditions may also differ from management’s expectations and accordingly affect the final terms of the credit facility and the Corporation’s sales and profitability or other results. The final terms of the credit facility may differ due to various other factors, including economic conditions such as the conditions of the lending markets, levels of construction activity, mortgage interest rates, housing affordability, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material, energy and employee benefit costs; loss of one or more major customers; capacity constraints; the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. USG Corporation assumes no obligation to update any forward-looking information contained in this report.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION Registrant
By:	/s/ Stanley L. Ferguson
Stanley L. Ferguson,
Executive Vice President and General Counsel

Date: June 14, 2006